Astec Industries, Inc.

NEWS RELEASE

1725 Shepherd Rd. - Chattanooga, TN 37421 - Phone (423) 899-5898 - Fax (423) 899-4456

ASTEC INDUSTRIES REPORTS THIRD QUARTER 2019 RESULTS

Highlights:
•	Net sales of $255.8M consistent with Q3 2018
•	Gross margin decreased 240 bps to 20.3%, due to softer market conditions
•	Q3 EPS $0.13; $0.17 as adjusted compares to $0.30 a year ago
•	Introduced aligned strategy for profitable growth – Simplify, Focus and Grow

CHATTANOOGA, Tenn. (October 29, 2019) – Astec Industries, Inc. (Nasdaq: ASTE) today reported results for its third quarter ended September 30, 2019.

Net sales were relatively flat at $255.8 million compared to $256.6 million for the third quarter of 2018. Domestic sales decreased 2.3% to $189.8 million from $194.2 million a year ago while international sales increased 5.7% to $66.0 million from $62.4 million in the third quarter of 2018.

Net income attributable to controlling interest was $3.0 million or $0.13 per diluted share, compared to net income attributable to controlling interest of $7.0 million or $0.30 per diluted share for the third quarter of 2018, a decrease of 57.0%.

Commenting on the quarterly results, Barry Ruffalo, Chief Executive Officer, stated, “Our results for the quarter highlight our ability to navigate effectively through a challenging environment.  Despite margin compression due to softer market conditions, I am confident we are taking the steps necessary to align production with demand and position ourselves for profitable growth over the long-term. I had the opportunity to meet with our regional leaders, facilities managers, and many of our employees and customers around the world during the quarter, and am excited about the opportunities that lie ahead of us.  While we are still in the process of developing the details of our strategic path forward, I am excited to introduce the pillars of our aligned strategy for profitable growth – Simplify, Focus and Grow.  I look forward to sharing further details of our new strategy in subsequent communications.”

Backlog as of September 30, 2019 was $243.9 million, a decrease of $64.7 million or 21.0% compared to the September 30, 2018 backlog of $308.6 million.  Domestic backlog decreased 29.2% to $158.0 million at September 30, 2019 from $223.2 million at September 30, 2018. International backlog at September 30, 2019 remained relatively flat at $85.8 million compared to $85.4 million at September 30, 2018.

Commenting on backlog at quarter end, Mr. Ruffalo continued, “We are actively aligning the business to meet the current demand.  The implementation of our Sales and Operations Planning process will help us navigate changing markets and our international strategy will expand our opportunities to accelerate revenue growth.”

Consolidated financial information for the third quarter and nine months ended September 30, 2019 and additional information related to segment revenues and profits are attached as addenda to this press release.

Investor Conference Call and Web Simulcast

Astec will conduct a conference call and live webcast today, October 29, 2019, at 10:00 A.M. Eastern Time, to review its third quarter and nine-month results as well as current business conditions. The number to call for this interactive teleconference is (877) 407-9210 (at least 10 minutes prior to the scheduled time for the call). International callers should dial (201) 689-8049.  You may also access a live webcast of the call by visiting https://www.investornetwork.com/event/presentation/54354.  You will need to give your name and company affiliation and reference Astec Industries.  An archived webcast will be available for ninety days at www.astecindustries.com.

A replay of the conference call will be available through November 11, 2019 by dialing (877) 481-4010, or (919) 882-2331 for international callers, Conference ID #54354. A transcript of the conference call will be made available under the Investor Relations section of the Astec Industries, Inc. website within 5 business days after the call.

Astec Industries, Inc., (www.astecindustries.com), is a manufacturer of specialized equipment for asphalt road building; aggregate processing; oil, gas and water well drilling and concrete production. Astec's manufacturing operations are divided into three primary business segments: road building, (Infrastructure Group); aggregate processing and mining equipment (Aggregate and Mining Group); and equipment for the extraction and production of fuels and water drilling equipment (Energy Group).
The information contained in this press release contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including statements about the effects on the Company from (i) market conditions, (ii) efforts to align production with demand, (iii) implementing a Sales and Operations Planning process, and (iv) its backlog activity. These forward-looking statements reflect management’s expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements.  These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated.  Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements.  Important factors that could cause future events or actual results to differ materially include:  general uncertainty in the economy, oil, gas and liquid asphalt prices, rising steel prices, decreased funding for highway projects, the relative strength/weakness of the dollar to foreign currencies, production capacity, general business conditions in the industry, demand for the Company’s products, seasonality and cyclicality in operating results, seasonality of sales volumes or lower than expected sales volumes, lower than expected margins on custom equipment orders, competitive activity, tax rates and the impact of future legislation thereon, and those other factors listed from time to time in the Company’s reports filed with the Securities and Exchange Commission, including but not limited to the Company’s annual report on Form 10-K for the year ended December 31, 2018.
For Additional Information Contact:

Steve Anderson
Vice President, Director of Investor Relations & Corporate Secretary
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com

Astec Industries, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30	September 30
	2019	2018
Assets
Current assets
Cash and cash equivalents	$26,289	$25,674
Investments	1,103	2,432
Receivables, net	114,073	127,523
Inventories	356,889	429,220
Prepaid expenses and other	31,530	39,513
Total current assets	529,884	624,362
Property and equipment, net	190,545	187,903
Other assets	95,240	91,199
Total assets	$815,669	$903,464
Liabilities and equity
Current liabilities
Accounts payable - trade	$59,886	$74,419
Other current liabilities	113,195	132,534
Total current liabilities	173,081	206,953
Long-term debt, less current maturities	717	26,506
Non-current liabilities	24,287	23,731
Total equity	617,584	646,274
Total liabilities and equity	$815,669	$903,464

Astec Industries, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2019	2018	2019	2018
Net sales	$255,807	$256,613	$886,389	$854,595
Cost of sales	203,947	198,329	674,362	717,197
Gross profit	51,860	58,284	212,027	137,398
Selling, general, administrative & engineering expenses	47,643	51,054	158,594	154,396
Restructuring charges	875	-	1,431	-
Income (loss) from operations	3,342	7,230	52,002	(16,998)
Interest expense	(167)	(170)	(1,299)	(488)
Other	467	115	1,379	1,774
Income (loss) before income taxes	3,642	7,175	52,082	(15,712)
Income tax expense (benefit)	632	180	11,420	(2,301)
Net income (loss) attributable to controlling interest	$3,010	$6,995	$40,662	$(13,411)

Earnings (loss) per Common Share
Net income (loss) attributable to controlling interest
Basic	$0.13	$0.31	$1.81	$(0.58)
Diluted	$0.13	$0.30	$1.79	$(0.58)

Weighted average common shares outstanding
Basic	22,523	22,923	22,510	23,009
Diluted	22,685	23,084	22,666	23,009

Astec Industries, Inc.
Segment Revenues and Profit (Loss)
For the three months ended September 30, 2019 and 2018
(in thousands)
(unaudited)
	Infrastructure Group	Aggregate and Mining Group	Energy Group	Corporate	Total
2019 Revenues	88,219	99,617	67,971	-	255,807
2018 Revenues	87,063	101,735	67,815	-	256,613
Change $	1,156	(2,118)	156	-	(806)
Change %	1.3%	(2.1%)	0.2%	-	(0.3%)

2019 Gross Profit	15,406	20,837	15,541	76	51,860
2019 Gross Profit %	17.5%	20.9%	22.9%	-	20.3%
2018 Gross Profit	18,642	24,294	15,282	66	58,284
2018 Gross Profit %	21.4%	23.9%	22.5%	-	22.7%
Change	(3,236)	(3,457)	259	10	(6,424)

2019 Profit (Loss)	(419)	5,803	5,093	(7,732)	2,745
2018 Profit (Loss)	4,761	9,011	3,318	(9,778)	7,312
Change $	(5,180)	(3,208)	1,775	2,046	(4,567)
Change %	(108.8%)	(35.6%)	53.5%	20.9%	(62.5%)

Segment revenues are reported net of intersegment revenues. Segment gross profit (loss) is net of profit on intersegment revenues. A reconciliation of total segment profit (loss) to the Company's net income (loss) attributable to controlling interest is as follows (in thousands):

	Three months ended September 30
	2019	2018	Change $
Total profit for all segments	$2,745	$7,312	$(4,567)
Recapture (elimination) of intersegment profit	211	(410)	621
Net loss attributable to non-controlling interest	54	93	(39)
Net income attributable to controlling interest	$3,010	$6,995	$(3,985)

Astec Industries, Inc.
Segment Revenues and Profit (Loss)
For the nine months ended September 30, 2019 and 2018
(in thousands)
(unaudited)
	Infrastructure Group	Aggregate and Mining Group	Energy Group	Corporate	Total
2019 Revenues	376,448	312,985	196,956	-	886,389
2018 Revenues	317,359	337,100	200,136	-	854,595
Change $	59,089	(24,115)	(3,180)	-	31,794
Change %	18.6%	(7.2%)	(1.6%)	-	3.7%

2019 Gross Profit	93,792	71,876	46,207	152	212,027
2019 Gross Profit %	24.9%	23.0%	23.5%	-	23.9%
2018 Gross Profit	4,105	82,625	50,376	292	137,398
2018 Gross Profit %	1.3%	24.5%	25.2%	-	16.1%
Change	89,687	(10,749)	(4,169)	(140)	74,629

2019 Profit (Loss)	39,264	22,969	11,625	(34,422)	39,436
2018 Profit (Loss)	(43,121)	34,669	16,406	(20,428)	(12,474)
Change $	82,385	(11,700)	(4,781)	(13,994)	51,910
Change %	191.1%	(33.7%)	(29.1%)	(68.5%)	416.1%

Segment revenues are reported net of intersegment revenues. Segment gross profit (loss) is net of profit on intersegment revenues. A reconciliation of total segment profit (loss) to the Company's net income (loss) attributable to controlling interest is as follows (in thousands):

	Nine months ended September 30
	2019	2018	Change $
Total profit (loss) for all segments	$39,436	$(12,474)	$51,910
Recapture (elimination) of intersegment profit	1,099	(1,174)	2,273
Net loss attributable to non-controlling interest	127	237	(110)
Net income (loss) attributable to controlling interest	$40,662	$(13,411)	$54,073

Astec Industries, Inc.
Backlog by Segment
September 30, 2019 and 2018
(in thousands)
(unaudited)
	Infrastructure Group	Aggregate and Mining Group	Energy Group	Total
2019 Backlog	114,980	76,129	52,779	243,888
2018 Backlog	130,257	103,790	74,535	308,582
Change $	(15,277)	(27,661)	(21,756)	(64,694)
Change %	(11.7%)	(26.7%)	(29.2%)	(21.0%)

GLOSSARY
In its earnings release, Astec refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures.  These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies.  Non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures.  Nonetheless, this non-GAAP information can be useful in understanding the Company’s operating results and the performance of its core businesses.
The amounts described below are unaudited, reported in thousands of U.S. dollars (except share data), and as of or for the periods indicated.
Q3 2019	As Reported (GAAP)	Sale of Pellet Plant (1)	Restructuring Charges	As Adjusted (Non-GAAP)
Net Sales	255,807	-	-	255,807
Domestic Sales	189,783	-	-	189,783
GM	51,860	-	-	51,860
GM%	20.3%	-	-	20.3%
Op Income (Loss)	3,342	-	(875)	4,217
Income Tax Expense (Benefit) (2)	632	-	(132)	764
Net (Loss) Income	3,010	-	(743)	3,753
EPS	0.13	-	(0.04)	0.17
EBITDA	9,869	-	(875)	10,744

Q3 YTD 2019
Net Sales	886,389	20,000	-	866,389
Domestic Sales	698,825	20,000	-	678,825
GM	212,027	20,000	-	192,027
GM%	23.9%	-	-	22.2%
Op Income (Loss)	52,002	20,000	(1,431)	33,433
Income Tax Expense (Benefit) (2)	11,421	4,731	(132)	6,822
Net Income (Loss)	40,662	15,269	(1,299)	26,692
EPS	1.79	0.67	(0.06)	1.18
EBITDA	71,936	20,000	(1,431)	53,367

(1)	Georgia pellet plant written down to zero value at 12/31/18 was ultimately sold in 2019
(2)	Tax effect on adjustments is calculated using the applicable jurisdictional blended tax rate

Q3 2018	As Reported (GAAP)	Pellet Plant Activity	Restructuring Charges	As Adjusted (Non-GAAP)
Net Sales	256,613	-	-	256,613
Domestic Sales	194,166	-	-	194,166
GM	58,284	-	-	58,284
GM%	22.7%	-	-	22.7%
Op Income	7,230	-	-	7,230
Income Tax Expense (Benefit) (1)	180	-	-	180
Net Income	6,995	-	-	6,995
EPS	0.30	-	-	0.30
EBITDA	13,918	-	-	13,918

Q3 YTD 2018
Net Sales	854,595	(74,778)	-	929,373
Domestic Sales	667,630	(74,778)	-	742,408
GM	137,398	(83,611)	-	221,009
GM%	16.1%	(111.8%)	-	23.8%
Op Income (Loss)	(16,998)	(83,611)	-	66,613
Income Tax (Benefit) Expense (1)	(2,301)	(17,605)	-	15,304
Net (Loss) Income	(13,411)	(66,735)	-	53,324
EPS	(0.58)	(2.88)	-	2.30
EBITDA	4,705	(83,611)	-	88,316

(1)	Tax effect on adjustments is calculated using the applicable jurisdictional blended tax rate